UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2026

ARXIS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-43234	39-5113483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue
Bloomfield, Connecticut		06002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 860 243-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ARXS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 29, 2026, Arxis, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orion Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Arxis (the “Merger Sub”), Omnetics Connector Corporation, a Minnesota corporation (“Omnetics”), and Gary Jacobs, President of Omnetics, in his capacity as shareholder representative (the “Shareholder Representative”). Omnetics is a leading designer and manufacturer of proprietary high-reliability Micro-D-Sub and Nano-D-Sub connectors and interconnect assemblies used in critical defense and space, commercial aerospace and medical applications and will operate within the Company’s Electronic Components segment following closing.

Pursuant to the Merger Agreement, upon the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), the Merger Sub will merge with and into Omnetics. Following the consummation of the Merger, (i) the separate corporate existence of the Merger Sub will cease, (ii) Omnetics will continue as the surviving corporation and will become a wholly owned subsidiary of the Company, and (iii) each outstanding share of common stock of Omnetics (other than shares owned by the Company, the Merger Sub, or Omnetics) will be converted into the right to receive shares of common stock of the Company, on the terms and subject to the conditions set forth in the Merger Agreement and subject to any applicable withholding taxes. Closing of the transaction is subject to certain conditions precedent, including regulatory approval. There can be no assurance that the Merger will be completed on the terms described herein or at all.

The aggregate consideration for the Merger is approximately $770,000,000, comprised of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”). At the effective time of the Merger each outstanding share of Omnetics common stock (other than treasury shares, shares owned by the Company or the Merger Sub) will be converted into the right to receive shares of Class A common stock, calculated pursuant to the Merger Agreement. The number of shares of Class A common stock issuable as consideration is subject to a cap with any value shortfall below that floor payable to Omnetics shareholders in cash. Additionally, a portion of the consideration otherwise payable to Omnetics shareholders will be deposited in cash escrow with the escrow agent, totaling $8,000,000. The release of such escrow funds is contingent upon certain events and conditions set forth in the Merger Agreement and an escrow agreement.

Shareholders of Omnetics will be required to enter into support agreements, which will include customary restrictive covenants, releases, and confirmatory IP assignments, along with customary merger support provisions. Omnetics’ shareholders will enter into a lock-up agreement with the Company (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, subject to certain exceptions, Omnetics’ five largest shareholders’ Class A common stock will be released from transfer restrictions in four equal tranches with the first release in October 2026, and the final release in May 2028 (the “Lock-Up Period”), and will be required to provide the Company with 30 days’ prior written notice of any proposed sales during the Lock-Up Period. Other shareholders will be released from the Lock-Up Agreement sale restrictions in October 2026.

Upon closing of the transaction, the Company will enter into a Registration Rights Agreement, pursuant to which the Company will file a registration statement with the Securities and Exchange Commission registering the resale of the shares of the Company’s Class A common stock, issued as merger consideration within thirty (30) days after the closing date (or October 1, 2026, if later).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of the Company’s Class A common stock, which will be issued as merger consideration, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and will be issued in reliance upon an exemption from the registration requirements of the Securities Act and such other securities laws.

Item 8.01 Other Events.

On June 1, 2026, the Company completed its acquisition of MagCanica Inc. (“MagCanica”), a designer and manufacturer of non-contact, high-precision torque sensors that operate under extreme conditions, in an all-cash transaction. MagCanica will operate within the Company’s Electronic Components segment.

On June 2, 2026, the Company issued a press release announcing the Company’s entry into the Merger Agreement with the Merger Sub, Omnetics and Gary Jacobs and the completion of its acquisition of MagCanica. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

Exhibit No.

2.1	Agreement and Plan of Merger, dated May 29, 2026, by and among Arxis, Inc., Orion Merger Sub, Inc., Omnetics Connector Corporation, and Gary Jacobs.

99.1	Press Release dated June 2, 2026.
104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arxis, Inc.

Date:	June 2, 2026	By:	/s/ Azad Badakhsh
Azad Badakhsh Chief Financial Officer